Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report, dated December 20, 2021, in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-261775 on Form N-2 and related Prospectus of Oaktree Strategic Credit Fund for the registration of $5,000,000,000 shares of its common shares.

/s/ Ernst & Young LLP

Los Angeles, CA

January 20, 2022